Exhibit 10.10

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 15th day of November 2006, between NCO GROUP, INC., a Pennsylvania corporation (the “Company”) and Joshua Gindin, an individual, (the “Employee”).

In consideration of their mutual promises and covenants set forth herein, and intending to be legally bound hereby, the Company and the Employee agree as follows:

1. Employment. The Company hereby employs the Employee and the Employee accepts such employment on the terms and conditions hereinafter set forth.

2. Term. The initial term of this Agreement shall be for a period of five (5) years commencing on November 15, 2006 (the “Effective Date”) (the “Initial Term”), unless terminated sooner pursuant to Section 6 hereof. Following the Initial Term and provided that the Employee has remained continuously employed by the Company through the Initial Term, the Employee’s employment with the Company will continue to be governed by the terms of this Agreement until such time as it is terminated pursuant to Section 6 hereof (the Initial Term and any subsequent period of employment pursuant to this Agreement are herein collectively referred to as the “Term”).

3. Duties. The Employee is engaged hereunder to perform the duties of Executive Vice President and General Counsel of the Company (such position, the “Position”) with such duties and responsibilities as may be commensurate to such Position and as may be reasonably required of or assigned to him by the Company’s Chief Executive Officer (the “CEO”), Board of Directors (the “Board”) or their designee. Employee shall, at all times be subject to the supervision of the CEO and the Board.

During the Term, the Employee shall devote his full business time, attention, energies and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of the Company and of any corporate subsidiaries or affiliated companies.

4. Compensation; Expenses.

(a) Base Salary. The Employee shall be paid a base salary of $361,700.00 per year (the “Base Salary”) to be adjusted upward, at a minimum, each year on January 1st in accordance with the Consumer Price Index (“CPI”) in effect for such year, using the same methodology as has been historically used by the Company for similarly situated executives. The Base Salary shall be paid in installments, in arrears, in accordance with the Company’s regular payroll practices but not less often than monthly.

(b) Annual Bonus. In addition to the Base Salary, the Employee shall be entitled to earn an annual bonus (the “annual bonus”) of up to 75% of his Base Salary for such year (such maximum amount, the “Target Bonus”). The annual bonus, if any, will be calculated and paid based on the achievement by the Company of its annual operating plan for the immediately preceding year as presented to the Board by the CEO and approved by the Board. The annual bonus shall be paid when annual bonuses are paid generally to executive employees of the Company, but in no event later than two and a half (2.5) months after the end of the applicable fiscal year.

Notwithstanding the foregoing, the Employee’s annual bonus payable with respect to the Company’s fiscal year ending December 31, 2006 shall be determined in accordance with the terms and conditions of the Company’s bonus plan in effect as of the Effective Date.

(c) Transition Bonus. The Employee shall be entitled to receive a $515,000 cash bonus payment for certain transition services to be performed by the Employee during the first year of employment (the “Transition Bonus”). The Transition Bonus will be paid in five installments pursuant to the following schedule:

DATE	AMOUNT
November 30, 2006	$421,000
February 15, 2007	$23,500
May 15, 2007	$23,500
August 15, 2007	$23,500
November 15, 2007	$23,500

(d) Benefits.

(i) Generally. The Employee shall be entitled to participate in such equity plans of the Company and all insurance and other benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other executive employees of the Company and shall be provided supplemental medical benefits commensurate with those currently provided to the Company’s Executive and Senior Officers, as such may be altered from time to time.

(ii) Death Benefit Only Plan. Without limiting the generality of Section 4(d)(i), during the Term, the Company shall continue to sponsor and provide coverage to the Employee under the Death Benefit Only Plan pursuant to the same terms and in the same amount as provided by the Company on the Effective Date.

(iii) Car Allowance. Without limiting the generality of Section 4(d)(i), during the Term, the Employee shall be entitled to participate in the Company’s automobile program (including the allowance and leasing programs) pursuant to the same terms and conditions as the program sponsored by the Company on the Effective Date.

(iv) Paid Time-Off. The Employee shall be entitled to paid time-off on the same terms and conditions as currently provided but in no event less than 6 weeks.

(e) Business Expenses. The Company will pay, or reimburse the Employee for (i) all ordinary and reasonable out-of-pocket business expenses incurred by the Employee in connection with his performance of services hereunder during the employment term hereunder, and (ii) all professional education classes, seminars and professional license fees which are approved by the Company, during the Term. The Employee shall follow the Company’s expense authorization and approval procedures then in effect, including presentation to the Company of an itemized account and written proof of such expenses.

(f) Tax Reimbursement Provisions.

(i) If, as the result of any of the compensation payments due hereunder or pursuant to any other agreement between the Company and the Employee, the Employee is required to pay an additional tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (the “Additional Tax”), the Company shall pay the Employee an amount (the “409A Gross-Up Payment”) sufficient such that the net after tax amount of such 409A Gross-Up Payment after payment of all Federal, state and local taxes and any other additional taxes due on such 409A Gross-Up Payment is equal to the full amount of the original Additional Tax imposed under Section 409A.

(ii) In the event that the Employee becomes entitled to a payment or benefit as a result of the transactions contemplated by that certain Agreement and Plan of Merger by and among Collect Holdings, Inc., Collect Acquisition Corp., and the Company dated July 21, 2006, and/or any subsequent Company transaction, pursuant to any agreement or arrangement with or plan of the Company or Collect Holdings, Inc. (in the aggregate, the “Total Payments”), if any of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Employee in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 4(f)(ii) shall be equal to the Total Payments, provided that, the Employee shall work with the Company, in good faith, to minimize the applicability of Section 280G to the Total Payments in a manner that would be financially neutral to the Employee in the Employee’s sole judgment.

For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the effective date of a Company transaction entitling the Employee to payments or benefits subject to the Excise Tax, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. All determinations required to be made under this Section 4(f)(ii) shall be made by a nationally recognized accounting firm (the “Accounting Firm”) mutually acceptable to the parties, which shall provide detailed supporting calculations both to the Company and the Employee. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee; provided that in the event the Accounting Firm’s determination is challenged by the Internal Revenue Service or any other taxing authority, the Company shall fully indemnify the Employee for all costs and fees incurred in such proceeding or associated with such challenge. If it is determined that the Gross-Up Payment is different than the Gross-Up Payment determined hereunder (the “Adjusted Gross-Up Payment”), the Company shall immediately pay the Employee the excess of the Adjusted Gross-Up Payment over the Gross-Up Payment or the Employee shall promptly and diligently pursue a refund of the excess of the Gross-Up Payment over the Adjusted Gross-Up Payment and immediately upon receipt of any such refund shall pay the amount refunded, including any interest paid thereon, to the Company.

(g) Entire Compensation. The compensation provided for in this Agreement is in full payment of the services to be rendered by the Employee to the Company hereunder.

5. Insurance. The Company may, in its sole discretion and at its own expense, apply for and procure in its own name and for its own benefit or the benefit of the Employee key man life insurance on the life of the Employee in any amount or amounts considered advisable by the Company, and the Employee shall submit to any medical or other examination and execute and deliver such application or other instrument as may be reasonably necessary to effectuate such insurance. At such time as the Employee’s employment is terminated, the Employee shall have the right to purchase from the Company any insurance policies at such policy’s cash surrender value, owned in whole or in part by the Company on the life or health of the Employee.

6. Termination of Employment.

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Term. If the Company determines in good faith that the Disability of the Employee has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Employee written notice in accordance with Section 12 of this Agreement of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee, provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the Employee is by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(b) Termination by the Company. The Company may terminate the Employee’s employment during the Term with or without Cause. For purposes of this Agreement, “Cause” shall mean the Employee’s:

(i) indictment in connection with a crime involving moral turpitude or any felony, which materially adversely affects the Company or the Employee’s ability to perform the duties of his employment;

(ii) conviction of, or pleading of guilty or no-contest by, to any felony;

(iii) dishonesty, fraud, unethical or illegal act, misappropriation or embezzlement which does (or would reasonably be likely to) materially damage the Company or the Company’s reputation;

(iv) willful or deliberate material violations of his obligations to the Company; or

(v) material breach of any of the terms or conditions of this Agreement;

provided that, a termination for a reason specified in (iv) or (v) above shall be considered to be a termination for Cause only if, if such reason is susceptible to cure, the Employee has not cured such circumstances within 20 days following receipt of written notice of such reason from the Company. For purposes of this Section 6(b), no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given by the CEO or pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(c) Termination by the Employee. The Employee’s employment may be terminated by the Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution of the Employee’s Position, authority, duties or responsibilities (including any material adverse change to the Employee’s title); provided that, for purposes of clarification, a change in the Employee’s reporting relationship as in effect on the date hereof shall not, in and of itself, constitute Good Reason;

(ii) a material decrease in the Employee’s Base Salary or annual bonus opportunity or other material benefits, other than in connection with such a reduction occasioned by the Company’s business conditions or prospects and applicable to all similarly situated Company management;

(iii) the Company relocates Employee’s principal place of employment to a location in excess of 40 miles from the principal place of Employee’s employment as of the date hereof; or

(iv) any material violation of this Agreement by the Company;

provided that, a termination for a reason specified above shall be considered to be a termination for Good Reason only if, if such reason is susceptible to cure, the Company has not cured such circumstances within 20 days following receipt of written notice of such reason from the Employee.

7. Obligations of the Company upon Termination.

(a) Good Reason, Other than for Cause, Death or Disability. Upon termination of Employee’s employment by the Company without Cause pursuant to Section 6(b) of this Agreement, by the Employee for Good Reason pursuant to Section 6(c) of this Agreement, or by reason of the Employee’s death or Disability, the Employee or the Employee’s estate, if applicable, shall be entitled to:

(i) any accrued but unpaid Base Salary and annual bonus, calculated under Section 4(b) of this Agreement, determined to the date of such termination;

(ii) in addition, the Company:

(1) if the effective date of the Employee’s termination of employment is on or prior to the last day of the Initial Term:

(a) will continue to pay to the Employee his then current Base Salary and Target Bonus, calculated under Section 4(b) of this Agreement, for a period of twenty-four (24) months (the “Initial Severance Period”); and

(b) will continue to provide Company health and welfare benefits to the Employee for the Initial Severance Period as though the Employee were still employed by the Company.

(2) if the effective date of the Employee’s termination of employment is after the Initial Term:

(a) will continue to pay to the Employee his then current Base Salary and Target Bonus, calculated under Section 4(b) of this Agreement, for a period of twelve (12) months (the “Severance Period”); and

(b) will continue to provide Company health and welfare benefits to the Employee for the Severance Period as though the Employee were still employed by the Company.

(3) shall pay to the Employee in a lump sum in cash within ten (10) days of the effective date of the Employee’s termination of employment, any and all unpaid installments of the Transition Bonus; and

(4) to the extent that the employment terminates by reason of the Employee’s death, the benefit payable under the Death Benefit Only Plan referenced in Section 4(d)(ii).

(b) Cause, Without Good Reason. Upon termination of the Employee’s employment for Cause or upon voluntary resignation by the Employee without Good Reason, the Employee or the Employee’s estate, if applicable, shall be entitled only to (i) any accrued but unpaid Base Salary and annual bonus, calculated under Section 4(b) of this Agreement, and (ii) a lump sum cash payment within ten (10) days of the effective date of the Employee’s termination of employment equal to the excess, if any, of $348,000 over the amount, if any, of the Transition Bonus paid by the Company prior to such date of termination.

(c) COBRA. Nothing in this Section 7 alters, eliminates or reduces any requirements of the Company to offer the Employee benefit continuation under COBRA or any other Federal or state law in accordance with any such law.

8. Restrictive Covenants

(a) Unauthorized Disclosure. Employee agrees that he shall not, for any reason or purpose whatsoever, during or after Employee’s employment with the Company, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use his commercially reasonable best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, disclose any confidential or proprietary trade secrets, customer lists, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the Board, the Company, the Company’s management or any of their affiliates), operating policies or manuals, business plans, financial records, design or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates may receive belonging to customers or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information (A) has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Employee’s breach of this Section 8(a) or a breach by any other person who is party to an agreement providing for similar protection to Confidential Information (provided that Employee knows or should know of the existence of such agreement)) or (B) no longer has a significant business purpose for the Company.

(b) Non-Competition. During the period commencing on the date hereof and ending on (i) the 24-month anniversary of the termination of Employee’s employment with the Company if terminated during the Initial Term of this Agreement for any reason or (ii) the 12-month anniversary, in the event Employee is terminated at any time following the expiration of the Initial Term, (the “Restriction Period”), Employee will not directly or indirectly; alone or in conjunction with any Person (as defined below), own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person, enterprise, firm, partnership, corporation, limited liability entity, cooperative or other entity (each, a “Person”) engaged in or aiding others to conduct business that engages in the business of debt collection or any other substantial line of business that the Company or its affiliates engages in or has, with Employee’s direct participation, developed plans to engage in and which the Company and its subsidiaries actually engages in within the twelve (12) month period following the Employee’s date of termination of employment in any jurisdiction in which the Company or any of its affiliates does business. The ownership of less than 5% of the outstanding voting shares of any publicly held company which otherwise would be prohibited under this paragraph shall not constitute a violation of this paragraph.

(c) Non-Solicitation of Employees, etc. During the Restriction Period, Employee shall not, directly or indirectly, for his own account or for the account of any Person in any jurisdiction in which the Company or any of its affiliates have commenced operations at the time of Employee’s employment:

(i) solicit for employment, employ, engage or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who, at the time of such activity or at any time in the 12-month period preceding such activity, is or was employed by the Company or any of its affiliates; provided, however, that the foregoing shall not prohibit (i) any such solicitation or employment on behalf of the Company or any of its affiliates during Employee’s employment with the Company or (ii) general advertising or employee search activities targeted to a broad pool of potential applicants for a position; or

(ii) induce any employee of the Company or any of its affiliates to engage in any activity that Employee is prohibited from engaging in under any of the paragraphs of this Section 8, or to terminate his or her employment with the Company or any of its affiliates; provided, however, that the foregoing shall not prohibit general advertising or employee search activities targeted to a broad pool of potential applicants for a position.

(d) Non-Interference. During the Restriction Period and for an additional one-year period thereafter, Employee shall not directly or indirectly, take any action which constitutes a material interference with or disruption of any of the business activities of the Company. For purposes of clarification such action shall mean interference with, solicitation of or attempt to entice away from Company or any of its affiliates any Person who is a significant supplier (including a supplier of services), customer, client, lessor, lessee, licensor, or licensee (each, a “Customer”) of the Company at any time during Employee’s employment with the Company or its affiliates.

(e) Return of Documents. In the event of the termination of Employee’s employment for any reason, (i) the Employee shall deliver to the Company all of (x) the property of each of the Company and its affiliates and (y) the confidential documents and data of any nature and in whatever medium of each of the Company and its affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information; and (ii) the Company shall deliver to the Employee all of the property of the Employee (including any personal documents as well as any furnishings and equipment purchased by the Employee, if any).

In the event that any provisions of this paragraph should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted to applicable law.

9. Equitable Relief; Survival.

(a) The Employee acknowledges that the restrictions contained in Section 8 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provisions of Section 8 will result in irreparable injury to the Company. The Employee also acknowledges that the Company shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company is or may be entitled. In the event of any such violation, the Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Employee further irrevocably submits to the jurisdiction of any Pennsylvania court or Federal court sitting in the Eastern District of Pennsylvania over any suit, action or proceeding arising out of or relating to Section 8 hereof. The Employee hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in any inconvenient forum. Effective service of process may be made upon the Employee by mail under the notice provisions contained in Section 12 hereof.

(b) Survival of Covenants and Obligations. The provisions of Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

10. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party to this Agreement in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion. Notwithstanding anything to the contrary herein, this Section 10 shall not be construed to extend any applicable statute of limitations.

11. Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

12. Notices. All notices, request, demands, claims and other communications hereunder will be in writing. Any notices, requests, demands, claims or communications hereunder shall be deemed fully given if such are sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:	NCO Group, Inc.
507 Prudential Road
Horsham, PA 19044
Attn: Joshua Gindin, Esquire
Fax: (215) 441-3931

with copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn: Carmen J. Romano, Esq.
Fax: (215) 655.2971

If to the Employee:

with copy to:	Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
Attn: Jonathan A. Clark, Esquire
Fax: (215) 981- 4436

Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law.

14. Indemnification. The Company shall indemnify the Employee and hold him harmless from and against any and all losses, claims, damages and liabilities to which the Company may become subject arising out of the Employee’s employment hereunder to the fullest extent permitted by law and in accordance with the provisions of Chapter 17, Subchapter D of the Pennsylvania Business

Corporation Law (Sections 1741 through 1750). The Company shall advance and/or reimburse the Employee upon demand for any reasonable legal or other expenses incurred or reasonably expected to be incurred in connection with investigating or defending any of the foregoing. The Company shall cover the Employee under a policy of Directors and Officers Liability Insurance during the Term and for six (6) years thereafter.

15. Contents of Agreement; Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes, cancels and replaces all other employment agreements, whether written or unwritten, between the Employee and the Company or any of its affiliates or predecessors. This agreement cannot be changed, modified or terminated except upon written amendment duly executed by the parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

Attest:	NCO GROUP, INC.

	By:	/s/ Michael Barrist, CEO

Witness:	The Employee:

/s/ Joshua Gindin
Joshua Gindin

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